***Confidential treatment has been granted for certain portions of this exhibit. The portion of this exhibit designated as [***] have been omitted pursuant to the confidential treatment order. The omitted portions have been filed separately with the Securities and Exchange Commission.

Exhibit 10.63

THIRD AMENDED AND RESTATED DISTRIBUTION AND CREDIT AGREEMENT

THIS AGREEMENT, entered into and effective originally as of July 7, 1999, is hereby amended and restated as of this 6th day of February, 2008, by and among General Motors Corporation, a Delaware corporation (“GM”), XM Satellite Radio Holdings Inc., a Delaware corporation (“Holdings”), and XM Satellite Radio Inc., a Delaware corporation (“XM”) and a wholly owned subsidiary of Holdings. This amended and restated Agreement amends and restates that certain Second Amended and Restated Distribution Agreement, dated as of January 28, 2003, as subsequently amended, by and between OnStar Corporation, a Delaware corporation that is a wholly owned subsidiary of GM (“OnStar”), XM and Holdings (the “Original OnStar Distribution Agreement”), and that certain Credit Agreement, dated as of January 28, 2003 and as subsequently amended, by and between XM, Holdings and GM (the “Original GM Credit Facility”).

RECITALS:

A. XM provides an S-band Satellite Digital Audio Radio Service in the Territory pursuant to a license from the FCC.

B. GM is a large manufacturer of automobiles, and through its subsidiaries (including OnStar) provides high-technology value-added services for automobile applications, including GPS systems, emergency call systems, and others.

C. XM desires that GM include XM Receivers in GM Vehicles.

D. GM desires to install XM Receivers in GM Vehicles and to distribute the XM Service exclusively during the Term.

E. On April 19, 2006, the Parties amended the Original OnStar Distribution Agreement, among other things, to: (i) provide for a right of XM to defer payments owing to OnStar as Distributor under the Original OnStar Distribution Agreement until December 31, 2009 in an amount not to exceed $150 million; and (ii) eliminate the ability of XM to pay up to $35 million of Subscriber Incentive payments in stock.

F. On April 19, 2006, the Parties amended the Original GM Credit Facility to increase the Loan Commitment amount to $150 million and released the security interest thereunder, provided that prior to the next draw the Lender shall be granted a new second priority security interest subject to a first priority security interest granted to the lenders under XM’s new credit facility or granted under other Permitted Indebtedness.

G. In order to clarify the legal, economic and financial relationship among the Parties and OnStar, the Parties and OnStar entered into an Assignment, Assumption and Consent Agreement effective as of May 1, 2006 (the “Assignment Agreement”) pursuant to which OnStar assigned all of its rights and obligations under the Original OnStar Distribution Agreement to GM, and XM released OnStar of all of its obligations thereunder.

H. The Parties agreed to amend and restate the Original GM Credit Facility and the Original OnStar Distribution Agreement to combine them into one agreement, and the parties wish to enter into this Agreement to effect such amendment and restatement.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS:

In addition to the terms defined elsewhere in this Agreement, and unless the context otherwise requires, the defined terms set forth below and used in this Agreement shall have the following meanings:

“Advance” has the meaning set forth in Section 13(a)(i) of this Agreement.

“Affiliate” or “affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this Agreement, including Attachments hereto, which, by this reference, are incorporated in their entirety herein, as it may from time to time be amended, supplemented or modified in accordance with its terms.

“Agreement Guarantee” means (1) the Agreement Guarantee entered into by XM Leasing Subsidiary in favor of the Lender and (2) the Agreement Guarantee entered into by the Parent Guarantor in favor of the Lender and (3) any other guarantee entered into in favor of the Lender pursuant to Section 13(j) hereof.

“Applicable Margin” means a rate per annum equal to 8%.

“Assignment Agreement” has the meaning set forth in Recital G of this Agreement.

“Authorized XM Manufacturer(s)” means a manufacturer(s) licensed from time to time by XM to produce XM Receivers for the OEM vehicle radio market.

“Bandwidth Extension Year” means each calendar year ending after the Term during which Distributor installs a number of XM Receivers in GM Vehicles not less than the average annual number of XM Receivers installed by Distributor in GM Vehicles under this Agreement through the end of the preceding calendar year.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Subscription Service” means the combination of music and talk channels referred to by XM as the basic subscription package; the basic subscription package was originally available for a monthly subscription fee of $9.99. On April 2, 2005, the monthly subscription fee for the basic subscription package was increased to $12.95.

“Borrowers” means XM and the Parent Guarantor.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Commencement Date” means September 25, 2001, the date on which XM commenced commercial operations and billed the first subscriber to the XM Service, not including any test periods that preceded the commencement of commercial operations.

“Commitment Period” shall mean the period commencing on the date hereof, and ending upon the earliest of (i) termination of this Agreement, (ii) the date that is six months after the Company achieves Investment Grade Status and (iii) December 31, 2009.

“Control” (including the correlative terms “controls,” “controlled by,” “controlling” and “under common control with”) means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Credit Facility Obligations” means any principal, interest, penalties, indemnifications, reimbursements, damages and other liabilities payable under Section 13 hereof.

“Credit Facility Permitted Uses” has the meaning set forth in Section 13(a).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Distributor” means GM, including as the assignee of all rights and obligations of OnStar that arose prior to the date of this amended and restated Agreement.

“Enabled GM Vehicle” means a new or used GM Vehicle with an XM Receiver installed by or for GM, including, without limitation, by authorized GM dealers through their association with the Service Parts Operations.

“Excess Cash” means, for any fiscal year, the excess, if any, of (a) the sum, without duplication, of (i) consolidated net income of Holdings and its subsidiaries for such fiscal year, as reported in Holdings’ reports filed with the Securities and Exchange Commission, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such consolidated net income, (iii) decreases in consolidated working capital of Holdings and its subsidiaries for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the disposition of property by Holdings and its subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such consolidated net income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of Holdings and its subsidiaries over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such consolidated net income, (ii) the aggregate amount actually paid by Holdings and its subsidiaries in cash during such fiscal year on account of capital expenditures, (iii) the aggregate amount of all prepayments of all amounts during such fiscal year owing to: (A) Distributor under this Agreement; and (B) holders of XM’s 10% Senior Secured Discount Convertible Notes due 2009, (iv) the aggregate amount of all regularly scheduled principal payments of obligations made during such fiscal year with respect to Advances under this Agreement, (v) increases in consolidated working capital of Holdings and its subsidiaries for such fiscal year, (vi) an amount equal to the aggregate net non-cash gain on the disposition of property by Holdings and its subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such consolidated net income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of Holdings and its subsidiaries, (viii) $10 million, and (ix) an amount equal to the amount of all funds set aside during such fiscal year solely for financing or paying the cost of (A) one or more replacement satellites, (B) other expenditures relating to infrastructure, back-office, user equipment and subscriber acquisition, and (C) research and development activities.

“Event of Default” has the meaning set forth in Section 13(i) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the U.S. Federal Communications Commission (or any successor agency).

“Funding Date” has the meaning set forth in Section 13(b) of this Agreement.

“Future Security Interest” has the meaning set forth in Section 13(g) of this Agreement.

“GM” means General Motors Corporation, its subsidiaries and affiliates in which General Motors Corporation has a controlling interest.

“GM Affiliates” means the entities set forth on Attachment 1 hereto and any vehicle manufacturers that would be considered an affiliate of GM under the U.S. Securities Act of 1933, as amended.

“GM Affiliate Vehicle” means a vehicle manufactured by or for a GM Affiliate and sold in the Territory under one of the brands of any GM Affiliate.

“GM Revenues” means all revenues attributable to XM Receivers installed in Enabled GM Vehicles.

“GM Vehicle” means a vehicle manufactured by or for GM and sold in the Territory under one of the GM brands. The term “GM Vehicle” includes GM Affiliate Vehicles unless expressly indicated to the contrary.

“GM/XM Subscriber” means a subscriber to the XM Service who subscribes to receive the XM Service on an Enabled GM Vehicle.

“Holdings” has the meaning set forth in the preamble of this Agreement.

“Initial Purchase” means first sale to a non-GM Fleet customer with a purchase date equal to consumer delivery date, (i.e. Avis is considered a non-GM Fleet).

“Installation Commission” has the meaning set forth in Section 4(b).

“Interest Payment Date” means the 26 th day of January and the 26th day of July of each calendar year; provided that (i) if any Interest Payment Date is not a Business Day, the Interest Payment Date will be deferred until the next succeeding Business Day and (ii) if any Interest Payment Date would occur after the Maturity Date, such Interest Payment Date shall be the Maturity Date.

“Interest Period” means each period commencing on and including an Interest Payment Date through, but not including, the next following Interest Payment Date.

“Interest Rate” means for any day during an Interest Period, a rate per annum equal to the LIBOR Rate in effect for such Interest Period plus the Applicable Margin.

“Investment Grade Status” means that XM receives an issuer rating of Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate XM for reasons outside of the control of XM, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by XM as a replacement agency) or receives similar ratings from any other two nationally recognized statistical rating organizations.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lender” means GM.

“LIBOR Rate” means, for each Interest Period, the rate that is reported on the Interest Payment Date on which such Interest Period commences as the 6-month London Interbank Offered Rate in The Wall Street Journal’s listing of Money Rates, or if such newspaper shall have ceased publishing, then in any successor publication designated by the Lender.

“Loan Commitment” shall mean the obligation of the Lender to make Advances to XM for the purpose of making payments in respect of the Contractual Obligations in the maximum aggregate principal amount of $150,000,000 at any time outstanding.

“Material Subsidiary” means with respect to XM, a Subsidiary thereof (1) the business, operations, affairs, assets, liabilities, financial condition, or properties of which are material to the business, operations, affairs, assets, liabilities, financial condition, or properties of XM and its Subsidiaries taken as a whole, (2) owning assets having an aggregate book value greater than $10,000,000 or (3) that has been designated by the XM Board of Directors as a Material Subsidiary. Notwithstanding the foregoing, “Material Subsidiary” shall not include any joint venture with Sirius Satellite Radio Inc., or an affiliate or successor thereof, the proceeds of which investments are used solely to develop interoperable radio technology capable of receiving and processing radio system signals broadcast by both XM and Sirius Satellite Radio Inc., for the licensing of other satellite radio technology from XM and Sirius Satellite Radio, Inc. in connection therewith and for activities reasonably ancillary thereto in accordance with the Joint Development Agreement between XM and Sirius Satellite Radio, Inc., as in effect on the date hereof or as it may be amended in a manner not materially adverse to XM.

“Maturity Date” means the earliest of (i) the termination of this Agreement, (ii) the date that is six months after XM achieves Investment Grade Status and (iii) December 31, 2009.

“Model Year” means the twelve (12) month period traditionally designated from July 1 of the prior year to June 30 of the designated year.

“New Credit Facility” means the $250 million senior secured credit facility of XM, dated as of May 5, 2006, which may be increased by up to $100 million in accordance with its terms, as it may be amended, extended or replaced from time to time, whether by a credit facility or by other indebtedness (such as bonds or a fixed term note).

“New Enabled GM Vehicle” means all GM Vehicles (other than GM Affiliate Vehicles) with an XM Receiver installed by or for GM, including, without limitation, by authorized GM dealers through their authorized association with the Service Parts Operations, which have not had an owner other than the manufacturer and/or a dealer, including, but not limited to, GM Fleet company owned vehicles.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of December 21, 2002, by and between XM and GM.

“OEM Commencement Date” means the later of (x) the Commencement Date, or (y) provided that Distributor has fulfilled its obligations of timely XM Receiver ordering and issuance of specifications under Section 2(b), the date six (6) months following the date on which an Authorized XM Manufacturer initially delivers a Validated XM Receiver to Distributor.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Parent Company Merger” means (a) a merger or consolidation of XM with or into Holdings or a merger or consolidation of Holdings with or into XM, provided that the holders of Voting Stock of Holdings immediately prior to such transaction own substantially all of the Voting Stock of the surviving entity immediately after such transaction or (b) any assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of XM to Holdings or of Holdings to XM.

“Parent Guarantor” means Holdings.

“Party (ies)” means Holdings, XM and/or GM as the context requires.

“Permitted Indebtedness” means senior secured debt (whether secured by a first or second lien or otherwise) permitted to be incurred by XM consistent with the terms of the New Credit Facility, whether as a draw under the New Credit Facility or a permitted incurrence from a third party that is not prohibited by the New Credit Facility, and whether by the terms of the New Credit Facility or with a consent or waiver from the lenders under the New Credit Facility which is obtained in accordance with the terms of the New Credit Facility, taking the New Credit Facility as in effect from time to time (or in the event the New Credit Facility terminates prior to the end of the Commitment Period or is amended to eliminate the limitations on the Company’s ability to incur senior secured debt, as in effect prior to such termination or amendment); provided, however, that in no event shall the amount of Permitted Indebtedness exceed $500 million, including both advances under the New Credit Facility and advances under Section 13 hereof (other than the initial $100 million).”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pre-Marketing Operating Income” means operating income or loss excluding: (i) total marketing expense (total marketing expense includes Retention and Support, Subsidies and Distribution, Advertising and Marketing, and Amortization of GM Liability), (ii) depreciation and amortization, (iii) total share-based payment expense, (iv) net loss on merchandise sales (calculated as merchandise revenue less cost of merchandise), and (v) merger-related costs and settlements related to outstanding or pending litigation or governmental investigations or inquiries (as reported in XM’s filings with Securities and Exchange Commission, including in the Management’s Discussion and Analysis or other textual discussion of financial matters or, if not so reported, as evidenced by copies of contracts supporting such amounts), and (vi) amounts owed to SoundExchange over and above the amounts set forth in the December 2007 Copyright Royalty Board decision (as reported in XM’s filings with Securities and Exchange Commission, including in the Management’s Discussion and Analysis or other textual discussion of financial matters or, if not so reported, as evidenced by copies of contracts supporting such amounts).

“Purchase” means the purchase or lease of a new Enabled GM Vehicle.

“Purchaser(s)” means the individual(s) or entity(ies) purchasing or leasing an Enabled GM Vehicle.

“Regulatory Force Majeure Event” means any action taken by the FCC to require receivers capable of receiving the transmission signal of the XM Service to be interoperable with receivers capable of receiving the transmission signal of Sirius Satellite Radio Inc. (or any successor thereto) such that it shall become impermissible for Distributor to install XM Receivers that are exclusively able to receive the signal of the XM Service.

“Request for Advance” has the meaning set forth in Section 13(b).

“SDARS” means S-Band Satellite Digital Audio Radio Service.

“Second Lien Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 5, 2006 by and among The Bank of New York, JPMorgan Chase Bank, National Association and GM and OnStar.

“Second Lien Security Agreement” means a security agreement, to be entered upon the occurrence of a Second Lien Triggering Event, to secure Advances by GM hereunder that is substantially co-extensive with but on a subordinated basis with respect to the lenders under the New Credit Facility.

“Second Lien Triggering Event” means XM making the first Request for Advance in accordance with Sections 13(a) and 13(b) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Subscriber Incentive” has the meaning set forth in Section 4(c).

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any entity that enters into an Agreement Guarantee pursuant to Section 13(j)(v) hereof. As of the date hereof, XM Leasing Subsidiary is the only Subsidiary Guarantor.

“Term” has the meaning set forth in Section 3(a).

“Territory” means the continental United States (and Alaska and Hawaii, when and if the XM Service is transmitted by XM to such States) and the District of Columbia.

“Trigger Date” means November 12, 2001.

“Used Enabled Vehicle” means a vehicle that has had an owner other than the manufacturer and/or a dealer, in which an XM receiver is installed by an authorized GM dealer utilizing parts supplied through the GM Service Parts Operations. (Vehicles are not limited to GM brands).

“Validated XM Receiver” means an XM Receiver that conforms to Distributor's manufacturing specifications.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of directors, general partners or trustees of such Person.

“XM” has the meaning set forth in the preamble of this Agreement.

“XM Leasing Subsidiary” means XM Equipment Leasing LLC, a Delaware limited liability company, and any and all successors thereto.

“XM Receivers” means receivers that are capable of receiving the XM Service and that are manufactured by Authorized XM Manufacturers and produced for the OEM vehicle radio market.

“XM Service” means the service provided using the XM System.

“XM System” means XM’s SDARS transmission system including associated terrestrial transmissions.

2. EXCLUSIVITY OBLIGATIONS:

(a) During the Term, Distributor agrees on behalf of itself and its subsidiaries (including OnStar) (i) to install and market XM Receivers in certain GM Vehicles, and (ii) to distribute the XM Service to the exclusion of any other SDARS. In addition, Distributor agrees that during the Term neither GM nor any of its subsidiaries (including OnStar) will install any radios or receivers in GM Vehicles capable of receiving Sirius Satellite Radio signals as the only SDARS service.

(b) XM shall have a non-exclusive right to arrange for the installation of XM Receivers included in OnStar systems in non-GM Vehicles sold for use in the Territory. The Parties shall mutually agree on the compensation to be paid to XM for arranging the sale of such OnStar systems (excluding the XM Service).

3. TERM:

(a) Unless earlier terminated pursuant to the terms of this Agreement, the “Term” of this Agreement shall commence as of the date hereof and shall expire twelve (12) years from the Commencement Date.

(b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of certain events, one or both Parties shall have the rights set forth below to trigger a renegotiation of certain terms of, or be excused from certain obligations under, this Agreement as follows:

(i)

Distributor-Triggered Renegotiation. Distributor shall be relieved from its exclusivity obligations set forth in Section 2(a) if four (4) years following the Commencement Date, or if across any successive two (2)-year period during the Term thereafter, XM’s share of mobile aftermarket SDARS subscribers is less than forty percent (40%)

assuming only two (2) mobile aftermarket SDARS providers and less than thirty-three percent (33%) assuming that there are three (3) mobile aftermarket SDARS providers. XM’s share of mobile aftermarket SDARS subscribers shall be based on a mutually agreed upon source, such as the 10-Q and 10-K filings of XM and Sirius, and shall be based on the most recent figures available at the time of measurement.

(ii)	Installation-Triggered Renegotiation. XM may initially trigger a renegotiation of this Agreement four (4) years following the Trigger Date if the number of Enabled GM Vehicles by that time is less than 1.24 million units and every two (2) years during the Term thereafter, if the number of Enabled GM Vehicles during the prior two (2) years is inconsistent with the OEM market demand for SDARS radios. Evidence of consistency with OEM market demand shall be based upon the concept that GM SDARS radio penetration in new GM Vehicles (expressed as a percent of new GM Vehicles produced for the U.S. market in a given Model Year or across a measurement period) is consistent with SDARS radio penetration in new vehicles from the balance of non-GM OEMs (expressed as a percent of non-GM new vehicles produced for the U.S. market in a given Model Year or across a measurement period). However, if XM’s share of the mobile SDARS aftermarket is below [***] percent ([***]%) across the applicable two (2)-year period, then the percent install target in new GM Vehicles shall be adjusted proportionately in accordance with the following table:

XM Share of Mobile SDARS aftermarket	Multiplier (times install target % of new GM Vehicles across the measurement period)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(iii)	For example, if [***] percent ([***]%) of non-GM OEM vehicles were installed with satellite capable radios in a given Model Year and XM’s share of the mobile SDARS aftermarket were [***] percent ([***]%), then Distributor, for purposes of determining consistency with OEM market demand, would need to install ([***]%), or [***] percent ([***]%), of GM Vehicles with XM Receivers. For purposes of this clause (iii), Distributor’s new GM Vehicle install requirement shall be deemed to be satisfied if Distributor installs the lesser of (A) the number of Enabled GM Vehicles required by this clause (iii), or (B) 600,000 XM Receivers per year for each of the two (2) years in the measurement period.

(iv)	Automatic Renegotiation.

(A) Upon the occurrence of a Regulatory Force Majeure Event, XM and Distributor agree to renegotiate mutually acceptable terms in light of the changed landscape arising from such Regulatory Force Majeure Event.

(B) XM may trigger a renegotiation of the terms of this Agreement at any time during the term if Distributor elects to install interoperable radios (i.e., radios capable of receiving both the XM Service and the Sirius Satellite Radio service, or other SDARS signals) in the absence of any regulatory requirement. In the event of a merger between XM and Sirius Satellite Radio, however, XM shall not have the right to trigger a renegotiation of this Agreement based on Distributor’s installation of interoperable radios compatible with both systems controlled by the combined company.

(c) Upon at least thirty (30) days’ prior notice either XM or GM shall have the right to terminate this Agreement if the other has breached any of its material obligations under this Agreement; provided, however, that if such breach is of the type that is curable, then termination shall not be effective, and the notifying Party shall not exercise any of its other rights at law or in equity, unless the notified Party has failed to cure such material breach fully and to demonstrate to the notifying Party that such material breach has been cured within the thirty (30)-day period following the notice described in this Section 3(c).

(d) If the FCC revokes XM’s SDARS license as a result of the action(s) or inaction(s) of XM, then Distributor, at its option, shall have the right to declare XM in material breach of this Agreement, and such revocation shall not constitute a force majeure event under Section 10.

4. PAYMENTS TO DISTRIBUTOR:

(a) Guaranteed Payments. In consideration of Distributor installing quantities of XM Receivers in GM Vehicles consistent with the market demand throughout the Term and distributing (unless Distributor is otherwise expressly excused from its exclusivity obligations in Section 2(a)) only the XM Service during the Term, for each of the calendar years set forth in the following table that this Agreement is in effect, XM agrees to pay to Distributor the amount set forth opposite each pertinent calendar year:

Calendar Year:*	Amount Payable (in thousands):
2001	$	[***]
2002	$	[***]
2003	$	[***]
2004	$	[***]
2005		$33,533
2006	$	[***]
2007	$	[***]
2008	$	[***]
2009		$132,889

*	If Distributor is unable (for reasons not attributable to XM’s delay in launching services) to install XM Receivers beginning with Model Year 2002, then the payments set forth in the table above shall be delayed and shall commence in the calendar quarter immediately following the calendar quarter in which Distributor first installs reasonable quantities of XM Receivers in GM Vehicles.

In the event that this Agreement is terminated other than on the last day of a calendar year, then the payment set forth in the table above for such calendar year shall be prorated to reflect the number of days during such calendar year that this Agreement was in effect. The payments set forth in the table above with respect to 2001 and 2002 shall be due and payable in two equal installments during the 2002 calendar year on or before September 30 and December 31, 2002. Subsequent calendar year payments, shall be due and payable in four equal installments on or before March 31, June 30, September 30 and December 31 of the pertinent calendar year.

In lieu of making the guaranteed payments for each of the 2003, 2004, 2005 and 2006 calendar years, XM entered into the Note Purchase Agreement, and issued to GM a senior secured convertible note in the amount of $89,042,387 (the “Note”), which has been paid in full. In May 2006, XM satisfied in full the guaranteed payments it owes to Distributor for each of the 2007, 2008 and 2009 calendar years by paying to GM $237,000,000, which amount represented the present value of such guaranteed payments, as agreed by XM and Distributor. Accordingly, all amounts payable by XM to Distributor under Section 4(a) hereof have been paid in full. The Parties also acknowledge and agree that the payment of $237,000,000 referenced above shall not be subject to retroactive adjustment by the Parties based on the level of performance of Distributor. The Distributor remains subject to the requirements of the first paragraph of Section 4(a). The Parties agree that if either Party initiates a renegotiation of the Agreement pursuant to the terms of Section 3(b), any adjustment that would have applied to the $237,000,000 referenced above shall instead be applicable to other payments that would be payable to GM hereunder.

(b) Installation Commission. During the Term, XM agrees to pay Distributor an Installation commission as set forth below (the “Installation Commission”). Distributor shall invoice XM (on a mutually agreed upon form) at the end of each calendar month for Installation Commissions earned during such month

(i)	“New Enabled GM Vehicle”, XM agrees to pay Distributor a commission of [***] for each New Enabled GM Vehicle. Each invoice shall include the Vehicle Identification Number (“VIN”) of each GM Vehicle for which an Installation Commission is payable, the XM Receiver identification number for each such GM Vehicle and any other information reasonably necessary to compute the Installation Commission.

(ii)	The invoice shall be due and payable within thirty (30) days following receipt by XM. Distributor shall not invoice XM for an Installation Commission covered in section (i) before the Vehicle Ship Date.

(c) Subscriber Incentive. In addition to the Installation Commission and subject to the following sentence, XM agrees, during the Term, to pay Distributor a [***] commission (the “Subscriber Incentive”) for each GM/XM Subscriber (excluding subscriptions to the XM Services in GM Affiliate Vehicles) who Purchases a “New Enabled GM Vehicle”. The subscriber must subscribe to the XM Service within twelve (12) months of the initial Purchase (consumer delivery date) of such an Enabled GM Vehicle (a “Qualifying GM/XM Subscriber”). If a Qualifying GM/XM Subscriber for whom a Subscriber Incentive is payable fails to pay XM at least [***] for receipt of the Base Subscription Service, then XM shall have the right to credit the difference between the Subscriber Incentive paid and the amount actually received by XM on account of such GM/XM Subscriber to future Subscriber Incentive payments. The Subscriber Incentive shall be paid in two (2) equal installments (Activation and Loyalty), the first (Activation) of which shall be due and payable no later than thirty (30) days following the end of the calendar month during which a Qualifying GM/XM Subscriber initially subscribes to the XM Service. The second (Loyalty) of which shall be due and payable no later than thirty (30) days following the end of the calendar month during which such Qualifying GM/XM Subscriber makes his initial three (3)-month subscriber payment for receipt of the XM Service. In no event shall the Subscriber Incentive be payable more than one time with respect to any one XM Receiver.

(d) Revenue Share. During the Term, Distributor shall receive a percentage of the revenue received by XM from GM/XM Subscribers (excluding subscriptions to the XM Services in GM Affiliate Vehicles) for the Base Subscription Service (the “Revenue Share”). The percentage shall depend on the number of Enabled GM Vehicles (including GM Affiliate Vehicles) at the time such revenue is received as follows:

If Number of Enabled GM Vehicles is:	Then Distributor’s Revenue Share shall be:
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
in excess of [***]	[***]

The Revenue Share percentages set forth in the table above shall apply to a Base Subscription Service price between [***] and $9.99 per month. If, in response to competitive pressures, the Base Subscription Service price falls below [***] per month, then the Parties shall negotiate in good faith to modify the Revenue Share in an equitable manner to reflect the realities of the market. If XM fundamentally changes its business model (e.g., employs a more aggressive advertising model), and, as a result of such change, the Base Subscription Service price falls below [***] per month, then the Revenue Share payable to Distributor shall be determined as if the Base Subscription Service price were $9.99 per month. Likewise, if the Base Subscription Service price is more than $9.99 per month, then the Revenue Share shall be determined as if the Base Subscription Service price were $9.99 per month.

The Revenue Share shall be due and payable no later than thirty (30) days after the end of each calendar month during the Term based upon subscriber revenues collected during such month. In the event that the applicable Revenue Share percentage changes in the middle of a calendar month, XM shall make payments to GM using the Revenue Share percentage previously in effect, and, promptly after making such payment, XM and GM shall cooperatively analyze the applicable data and, as appropriate, XM shall make a follow-up adjusting payment to GM reflecting the Revenue Share percentage then in effect in accordance with this Section 4(d).

(e) Revenue Share (or other Compensation) for GM Affiliate Vehicles. Revenue share, if any, (or other compensation, if any) payable with respect to subscribers to the XM Service in GM Affiliate Vehicles that are enabled to receive the XM Service shall be as may be agreed from time to time by XM and the applicable GM Affiliate.

(f) Late Payment Interest. In the event XM shall fail to make any payment due to Distributor pursuant to this Section 4, XM shall pay interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof (after as well as before judgment), accruing on a daily basis, at a per annum rate equal to the sum of the Interest Rate in effect at such time plus one percent (1.0%). The existence of late payment interest shall not imply any right by XM to make any payments due hereunder late and shall not be deemed to be a waiver of Distributor’s right to demand payment of amounts payable hereunder when due.

5. ADVERTISING AND PROMOTIONAL COMPONENTS:

(a) Advertising Availability. During each of the calendar years set forth in the table below that this Agreement is in effect, XM agrees to make available to Distributor a number of advertising spots (the "Spots") on XM channels comprising the XM Service representing the following dollar amounts (expressed in thousands):

Spot dollars are to be re-distributed between calendar years in the event both parties, XM and the Distributor, mutually agree on the revised allocation. In the event that spot dollars are re-distributed, formal documentation of the mutual decision is required including, but not limited to, the dollar value re-distributed.

Year:	2001	2002	2003	2004	2005	2006	2007	2008	2009
Dollar Value:	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

Year:							2010	2011	2012
Dollar Value:							[***]	[***]	[***]

(b) The Spots shall only be used by Distributor to advertise and promote GM products and services. Except as set forth above, if Distributor does not use all of the Spots made available to Distributor during any calendar year, Distributor may not carry such unused Spots forward into any subsequent calendar year during the Term. Distributor, at its expense, shall create, produce and deliver the Spots to the location(s) specified by XM. The Spots shall not be adverse to, or competitive with, XM’s business(es) or require XM to make any payments to a third party or obtain any consents to insert the Spots on the XM Service. Distributor will indemnify the XM Indemnitees as provided herein in connection with Distributor’s use of the Spots (including, without limitation, the content thereof), and the Spots cannot be resold by Distributor to a third party. The dollar value of the Spots will be priced based on the then-current CPM rate sheets. Placement of the Spots shall be mutually agreed upon by the Parties.

(c) Market Support Funds. XM agrees that for each calendar year during the period commencing January 1, 2001, and ending December 31, 2009, XM shall allocate [***] per year, and during the period commencing January 1, 2010 and ending December 31, 2012, XM shall allocate [***] per year, of its annual advertising budget to Distributor to be placed through a mutually agreed agency, provided that such support funds pertain to the XM Service and are consistent with XM’s positioning and branding of the XM Service. The annual budget will be utilized for, but is not limited to, mutually agreed upon advertising opportunities, dealer promotions, on-site activities, training, and vehicle literature. Before initiating agency work, both parties will mutually agree to the initiative(s) and term(s).

(i) Market Support dollars are to be re-distributed between calendar years in the event both parties, XM and the Distributor, mutually agree on the revised allocation. In the event that Market Support funds are re-distributed, formal documentation of the mutual decision is required including, but not limited to, the dollar value re-distributed.

(ii) Distributor agrees to monthly reporting of the XM value realized through GM brand and field activities. XM agrees to monthly reporting of GM Market Support fund activities, monies spent, committed and forecast.

(d) Initial Free Service. Distributor shall use reasonable efforts to have all GM Vehicle Purchasers of Enabled GM Vehicles subscribe to the XM Service. As an incentive to increase subscriptions to the XM Service by Purchasers of new Enabled GM Vehicles, Distributor is authorized to offer Purchasers of new Enabled GM Vehicles (excluding GM Affiliate Vehicles) up to [***] months of free trial service to the Base Subscription Service. If Distributor elects to offer a free trial service to Purchasers of new GM Vehicles, then, within a reasonable period of time following receipt of the report described in Section 7(a), XM will activate the XM Receiver in the new GM Vehicles identified in such report.

(e) XM and Distributor shall mutually agree on the implementation of a marketing plan to attract additional subscribers to the XM Service by targeting Purchasers of Enabled GM Vehicles (excluding GM Affiliate Vehicles) who have not subscribed to the XM Service beyond the initial trial service period. Such marketing plan shall include steps which shall be agreed to by the Parties to advise the Purchasers that their Enabled GM Vehicles include an XM Receiver. XM agrees to pay Distributor a Revenue Share for subscribers who initially subscribe on a self-paid basis to the XM Service after twelve (12) months from the initial Purchase of an Enabled GM Vehicle; in consideration therefor, Distributor agrees to pay a portion of the marketing costs associated with targeting such subscribers, with such portion to be equal to the then-applicable Revenue Share percentage.

6. BANDWIDTH USAGE; STUDIO ACCESS; AUDIO CONTENT:

(a) During the Term and for each Bandwidth Extension Year, XM agrees to allocate for use by Distributor [***] of the bandwidth on the XM System for audio and/or data transmissions by Distributor to GM/XM Subscribers. Use of such bandwidth shall be subject to compliance with applicable law, including without limitation, rules and regulations of the FCC (“FCC Rules”). If requested by Distributor and permitted under applicable law, including, without limitation, FCC Rules, XM will make this bandwidth available for transmissions by Distributor to all owners of Enabled GM Vehicles regardless of whether they are GM/XM Subscribers. In such event, Distributor shall provide XM with all information reasonably necessary to activate and/or to deactivate the XM Receivers by Distributor’s customers that are not GM/XM Subscribers.

(b) Distributor agrees to give XM at least ninety (90) days’ prior notice of its intent to utilize the bandwidth allocated to Distributor hereunder. Such notice shall set forth the amount of bandwidth to be utilized as well as the proposed use of such bandwidth. Until actually utilized by Distributor, XM shall be entitled to use the bandwidth allocated to Distributor hereunder.

(c) To the extent Distributor elects to utilize any or all of the bandwidth allocated to it hereunder, Distributor, at its expense, shall deliver to a location in the Territory designated by XM a complete audio signal and/or data transmission, as the case may be, by transmitting such signal and/or data via a mutually acceptable means and in a form that will not require XM to modify the signal and/or data in order to receive or to transmit such signal and/or data over the XM System. XM, at its expense, shall furnish all other facilities necessary for the receipt of Distributor’s transmission and for the retransmission of such signals and/or data to subscribers authorized to receive such signals and/or data.

(d) Distributor agrees that the technical quality of each audio signal and/or data transmission transmitted by Distributor to XM shall be at least equal to the technical quality of the audio signals and/or data transmissions delivered to XM by any third party distributor of audio services and/or data transmissions, respectively.

(e) Distributor shall not use the bandwidth allocated to it hereunder to create or transmit music or entertainment radio services that compete with, or otherwise use such bandwidth in a manner that could reasonably be expected to adversely interfere with, the XM business(es). XM shall not use the remainder of the bandwidth to create a service targeting new GM Vehicle Purchasers that packages together the essential features of the current OnStar features as described in Attachment 2 attached hereto.

(f) Without limiting the provisions of Section 9(b), Distributor shall indemnify and hold harmless the XM Indemnitees from and against any and all Costs arising out of Distributor’s use of such bandwidth, including, without limitation, the content of any of Distributor’s transmissions via such bandwidth or the sale or marketing of any products or services via such bandwidth.

(g) During the Term, XM shall provide to Distributor reasonable access to and exclusive use of a radio programming studio (the actual studio used may vary) in XM’s radio programming studio facilities for up to 100 hours during any calendar month, and up to an aggregate of 500 hours during any calendar year, at no cost to Distributor. Distributor shall make any request for access at least 30 days prior to the date it wishes to have access to and use of a radio programming studio in XM’s radio programming studio facilities; provided that such notice has been given, XM shall not unreasonably deny timely access. XM shall not be responsible for providing staffing or production support to Distributor in connection with Distributor's use of any XM radio programming studio.

(h) During the Term, XM will make available to Distributor, for prepackaging and distribution on Distributor's “Virtual Advisor,” at no cost to Distributor (except as provided in the last sentence of this paragraph), XM audio content. XM and Distributor shall jointly agree on the specific content to be repackaged for distribution. Such audio content shall not be made available by XM to any telematics competitor of Distributor. The repackaged programming shall not exceed 5 minutes per day in any one category of content. It shall be branded on-air as XM content and include promotions of the XM Service and referrals to the XM Service for similar content. Distributor shall promote availability of XM Service programming in marketing communications associated with any distribution of such audio content. XM and Distributor shall work cooperatively to identify information or content that each can make available to the other on reasonable terms and conditions. Distributor will bear the cost of repackaging and transmitting such audio content from XM’s facilities to Distributor’s facilities.

7. CUSTOMER RELATIONSHIP:

(a) Upon the Purchase of an Enabled GM Vehicle, Distributor shall provide XM with a monthly report (the format and content of which shall be mutually agreed upon) that, at a minimum, shall include the following information with respect to each Enabled GM Vehicle (excluding GM Affiliate Vehicles, unless the parties otherwise agree) sold during such month: (i) the make, model and VIN of such Enabled GM Vehicle, (ii) the XM Receiver identification number of the XM Receiver installed in such Enabled GM Vehicle, and (iii) the name and address of the Purchaser, and, to the extent available and permitted by applicable law, the telephone number and email address of such Purchaser. Such information shall be used by XM in accordance with the terms of that Data Sharing Agreement among the Parties dated as of July 28, 2004, as amended (if at all) to date (the “Data Sharing Agreement”).

(b) [***] shall be prepared to receive and handle calls related to the XM Receiver, and to forward to XM customer care calls that pertain to the XM Service for GM/XM Subscribers; provided, however, [***]; it being understood, however, that such reimbursable costs shall not include fixed costs, including, without limitation, overhead. In addition, as permitted by law and the terms of the Data Sharing Agreement, XM shall be permitted to call GM/XM Subscribers regarding the renewal of the XM Service. Distributor shall, as agreed to with XM from time to time, advise the Purchasers that their Enabled GM Vehicles include the XM Service by using commercially reasonable efforts to (1) include a reference to the XM Service on the existing window stickers on Enabled Vehicles, (2) include information about the XM Service in Enabled Vehicle Owner’s manuals and (3) take additional steps as agreed to by the Parties in writing. Additionally, Distributor will continue its current processes to include reasonable additional materials regarding the XM Service in the glovebox of Enabled GM Vehicles which materials are supplied to Distributor by XM, and the content of which shall be prepared by XM and shall be subject to GM’s approval which shall not be unreasonably withheld.

(c) Distributor agrees that in connection with customer calls relating to the XM Service, its customer service representatives shall handle customer requests, questions and complaints promptly and professionally and with the same level of care with which such representatives handle customer requests, questions and complaints regarding GM or OnStar services.

(d) [***], at its expense, shall be responsible for the billing of the XM Service purchased by GM/XM Subscribers.

8. INSTALLATION; TECHNICAL SPECIFICATIONS; TRADEMARKS:

(a) To assist XM with its business planning, Distributor agrees to meet with representatives from XM on at least a quarterly basis to discuss its projections for installations of XM Receivers in new GM Vehicles over the following twelve (12) months, including (i) Distributor’s forecast as to the number of XM Receivers it plans to install in new GM Vehicles over the following twelve (12) months, (ii) the makes and models in which Distributor is installing or proposing to install XM Receivers, and (iii) the types of packages in which the XM Service may be included. XM acknowledges that nothing contained in this Agreement shall be construed as obligating Distributor to fulfill any of the projections or plans discussed with XM at such meetings, provided that the provisions of Section 3(b)(ii) shall continue to apply. In addition, from June 1, 1999 through May 30, 2000, XM will provide Distributor monthly reports and hold quarterly meetings to inform Distributor fully about XM’s progress toward the Commencement Date. From June 1, 2000 through June 30, 2001, XM and Distributor shall hold monthly meetings and include any suppliers, marketing representatives or other necessary parties to facilitate the timely commencement of XM's commercial operations.

(b) Distributor and XM shall meet on a quarterly basis to review the installation rates of XM Receivers in GM Vehicles, the manner in which XM Receivers are packaged with various GM vehicles and the percentage of purchasers of such Enabled GM Vehicles who become GM/XM Subscribers. In the event that fewer than 70% of the purchasers of Enabled GM Vehicles over any six-month period become GM/XM Subscribers in connection with the purchase of such Enabled GM Vehicles, then (i) Distributor may, in its sole discretion, redirect the moneys payable by XM to Distributor hereunder to advertising and/or marketing efforts intended to increase the percentage of such purchasers of Enabled GM Vehicles who become GM/XM Subscribers, and (ii) XM and Distributor shall meet to review installation forecasts and marketing plans relating to XM Receivers and the XM System, with the purpose of making adjustments intended to increase the percentage of such purchasers of Enabled GM Vehicles who become GM/XM Subscribers.

(c) Distributor shall purchase XM Receivers for installation only from Authorized XM Manufacturers that meet the reasonable requirements of GM’s Worldwide Purchasing Organization. Installation of the XM Receivers shall be in accordance with reasonable requirements and quality assurances provided by the Authorized XM Manufacturers or XM, including, without limitation, positioning of the antenna and antenna shape; provided, however, that such requirements and assurances meet the manufacturing requirements of Distributor.

(d) Distributor acknowledges that XM does not manufacture the XM Receivers and cannot guarantee availability or delivery thereof on any specific date. In addition, Distributor acknowledges that XM shall have no liability for any use, property, ad valorem, value added, stamp or other taxes, charges or withholdings arising out of the XM Receivers or the delivery thereof by Authorized XM Manufacturers to Distributor.

(e) The technical specifications for the XM Receivers will be determined by XM in conjunction with the Authorized XM Manufacturers; provided, however, that XM agrees that its internal technology group will work with Distributor and the Authorized XM Manufacturers of Distributor’s choice to consult in the development and testing of XM capable OEM radio/communications systems for GM Vehicles.

(f) XM and Distributor acknowledge and represent that each party owns certain names, trademarks, service marks, copyrights and other intellectual property, and owns or has obtained certain rights in and to the trademarks, tradenames, copyrights, rights to publicity and other such rights of third parties (“Marks”). It is understood that in promoting XM, XM and Distributor may make various references to and may display the Marks of XM and Distributor. Each party hereto grants to the other a nonexclusive, nontransferable license to use its Marks during the term of this Agreement and subject to the terms and conditions hereinafter set forth, solely in connection with advertising and promoting XM and the joint activities of Distributor and XM.

XM and Distributor must agree in writing as to the form and content of any promotional or advertising materials and the media in which such materials are to be used prior to their use, which approval the parties shall not unreasonably withhold; and such use may be subject to such reasonable conditions as either party may impose, including, but not limited to, restrictions and requirements concerning the use of Marks and conditions affording each party adequate protection of its Marks. Upon termination or expiration of this Agreement, both parties shall cease all use of the Marks of the other party as soon as practicable, but in any event within thirty (30) days unless the particular media which has been approved requires a longer lead time, but in no event longer than ninety (90) days.

No party will impugn, challenge or assist in any challenge to the validity of any other party’s Marks, any registrations thereof, or the ownership thereof. Each party will be solely responsible for taking such actions as it deems appropriate to obtain trademark, service mark or copyright registration for its respective Marks. All uses of or references to the Marks shall inure to the benefit of the respective owner, and all rights with respect to the Marks not specifically granted in this Agreement shall be and are hereby reserved to the respective owner.

No party is granted any right or license under this Agreement to sell, or otherwise distribute for sale, any of the promotional or advertising materials, or items related thereto. If a party desires to sell, or distribute for sale, any of such materials or other merchandising or novelty items bearing the names, trademarks, copyrights or other intellectual property of any other party, then it shall request permission to do so from the other party, and if granted, the parties shall negotiate in good faith a separate licensing agreement covering such materials or items before they may be sold or distributed for sale.

9. WARRANTIES AND INDEMNITIES:

(a) Representations and Warranties.

(i) GM represents and warrants to and agrees with XM and Holdings that as of the date hereof:

(A) (1) It is duly organized, validly existing and in good standing under the laws of the state under which it is organized; (2) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (3) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (4) the individual executing this Agreement on its behalf has the authority to do so; and (5) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

(B) The execution, delivery and performance of this Agreement by GM in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated herein and compliance by GM with its obligations hereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default (or an event that with notice or lapse of time or both would become a default) under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of GM pursuant to any material contract, indenture, mortgage, note, lease or other instrument to which it is party, nor will such action result in any violation of the provisions of the certificate of incorporation, bylaws or other charter documents of GM or, to GM’s knowledge, any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality, stock exchange or NASDAQ Stock Market or court, domestic or foreign, having jurisdiction over GM or any of its assets or properties except to the extent that such violation does not and will not have any material adverse effect on GM or its ability to perform its obligations hereunder.

(ii) Each of XM and Holdings hereby represents, warrants and agrees with GM that as of the date hereof:

(A)(1) It is duly organized, validly existing and in good standing under the laws of the state under which it is organized; (2) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (3) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (4) the individual executing this Agreement on its behalf has the authority to do so; and (5) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

(B) The execution, delivery and performance of this Agreement by XM and Holdings in connection with the transactions contemplated hereby, and the consummation of the transactions contemplated herein and compliance by XM and Holdings with their respective obligations hereunder, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default (or an event that with notice or lapse of time or both would become a default) under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of either of XM or Holdings pursuant to any material contract, indenture, mortgage, note, lease or other instrument to which it is party, nor will such action result in any violation of the provisions of the certificate of incorporation, bylaws or other charter documents of either of XM or Holdings or, to the knowledge of XM or Holdings, any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality, stock exchange or NASDAQ Stock Market or court, domestic or foreign, having jurisdiction over either of XM or Holdings or any of their assets or properties except to the extent that such violation does not and will not have any material adverse effect on either of XM or Holdings or its ability to perform its obligations hereunder.

(C) Except as may be required to be obtained or made under the Securities Act and applicable state securities laws, neither XM nor Holdings are required to procure, make or file any consent, approval or authorization of, or any notice to, of filing, registration or qualification with, any court or administrative or governmental body in order to execute and deliver this Agreement and to perform its obligations hereunder.

(D) XM IS NOT THE MANUFACTURER OF THE XM RECEIVERS AND XM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF ANY OF THE XM RECEIVERS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY REGARDING THE DESIGN, CONDITION, CAPABILITY OR PERFORMANCE OF THE XM RECEIVERS, AND XM HEREBY DISCLAIMS THE SAME. XM shall not be responsible for any loss or damage resulting from any defect of or in the XM Receivers, latent or otherwise, or resulting from any failure of the XM Receivers to operate or faulty operation of the XM Receivers, nor for any direct, indirect, consequential, incidental or other similar damage (including lost profits) resulting from the transportation, installation, service, operation or use of the XM Receivers, and shall not be responsible for any such loss or damage resulting from the maintenance or repair of the XM Receivers. Rather, warranty claims relating to XM Receivers installed in GM Vehicles shall be handled by the Authorized XM Manufacturers, in accordance with Distributor's standard practices with suppliers. In addition, XM shall not be responsible for any breach of any Authorized XM Manufacturer's warranties, indemnities or supply agreements, and no breach thereof shall affect the limitation on liabilities, rights and obligations of the Parties set forth in this Agreement.

(b) XM and Distributor shall each indemnify, defend and forever hold harmless the other, the other's affiliated companies and each of the other’s (and the other’s affiliated companies’) respective present and former officers, shareholders, directors, employees, partners and agents (“Distributor Indemnitees” and “XM Indemnitees,” respectively), against and from any and all losses, liabilities, claims, costs, damages and expenses, including, without limitation, fines, forfeitures, attorneys’ fees, disbursements and court or administrative costs (collectively, “Costs”), arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein.

(i) XM Indemnification.

(A) If any Distributor Indemnitee is charged with infringement of a third party’s intellectual property rights, including patent, trademark, copyright, industrial design right, or other proprietary right, or misuse or misappropriation of trade secret rights, as a result of the installation, use, sale, offer for sale or import of XM Receivers in or for use in GM Vehicles, and if such alleged infringement arises in any way from an aspect or function of the XM Receiver that meets a requirement or specification of XM for receipt of the XM Service by the XM Receiver, XM will, at no expense to Distributor: (i) defend, hold harmless and indemnify the Distributor Indemnitees against any Costs relating to such charge or claim, including, but not limited to, Costs for past infringement; and (ii) to the extent appropriate, either, (A) procure for Distributor the right to continue the installation, use, sale, offer for sale or import of XM Receivers in GM Vehicles, or (B) procure for Distributor the availability of XM Receivers with a modified design such that XM Receivers no longer infringe, provided that such modification can be done without substantially impairing its functionality or performance.

(B) With respect to claims arising under this Section 9(b)(i), Distributor will promptly notify XM in writing of any claim of infringement or indemnification and will provide XM with the authority, information and assistance necessary to defend or settle such claim; provided, however, that Distributor will have the right to participate in such defense and to approve any proposed settlement in advance. Distributor will have the right to take over from XM the defense of a claim at any time, provided that Distributor releases XM in writing from any further obligation of defense or indemnification in connection with such claim unless otherwise mutually agreed.

(C) The obligations of XM and Distributor under this Section 9(b)(i) will survive termination of this Agreement with respect to XM Receivers installed in GM Vehicles.

(ii) A Party claiming indemnity under this Section 9 must give the indemnifying party prompt notice of any claim, and the indemnifying party shall have the right to assume the full defense of any claims to which its indemnity applies. The indemnified party, at the indemnifying party’s cost, will cooperate fully with the indemnifying party in such defense of any such claim. If the indemnified party compromises or settles any such claim without the prior written consent of the indemnifying party, then the indemnifying party shall be released from its indemnity obligations with respect to the claim so settled.

(c) The representations, warranties and indemnities contained in this Section 9 shall continue throughout the Term and the indemnities shall survive the termination of this Agreement, regardless of the reason for such termination.

10. FORCE MAJEURE:

No Party shall have any rights against another Party for the non-operation of facilities, the non-furnishing of the XM Service, or its inability to perform its terms and obligations under this Agreement if such non-operation, non-furnishing or inability is due to an act of God or other cause beyond such Party’s reasonable control, including, but not limited to, the occurrence of a Regulatory Force Majeure Event.

11. NOTICES:

Any notice or report given under this Agreement shall be in writing, shall be sent postage prepaid by certified mail, return receipt requested, or by hand delivery, or by Federal Express or similar overnight delivery service, or by facsimile transmission, to the other Party, at the following address (unless either Party at any time or times designates another address for itself by notifying the other Party by certified mail, in which case all notices to such Party thereafter shall be given at its most recently so designated address):

To Holdings or XM:	XM Satellite Radio
1500 Eckington Place N.E.
Washington, D.C. 20002
Facsimile Number: 202.380.4521
Attention: President & CEO
cc: General Counsel

To GM:	General Motors Corporation
400 Renaissance Center
Detroit, MI 48265-4000
M.C. 482-D24-B48
Facsimile Number: 313.667.0834
Attention: Executive Director, GM Satellite Radio Services
cc: OnStar General Counsel

Notice or report given by hand delivery shall be deemed received on delivery. Notice or report given by mail shall be deemed received on the earlier to occur of actual receipt or on the fifth day following mailing if sent in accordance with the notice requirements of this Section 11. Notice or report given by Federal Express or similar overnight delivery service shall be deemed received on the next business day following delivery of the notice or report to such service with instructions for overnight delivery. Notice or report given by facsimile transmission shall be deemed received when there is personal confirmation of receipt by the person to whom such notice or report is sent.

12. CONFIDENTIALITY:

None of the Parties shall disclose (whether orally or in writing, or by press release or otherwise) to any third party any information with respect to the terms and provisions of this Agreement or any information contained in any data or report required or delivered hereunder or any materials related thereto, except (a) disclosure as may be required by law, regulation, court or government agency of competent jurisdiction (redacted to the greatest extent possible); (b) disclosure to each Party’s respective officers, directors, employees and attorneys, in their capacity as such; provided, however, that the disclosing Party agrees to be responsible for any breach of the provisions of this Section 12 by such officers, directors, employees or attorneys; (c) disclosure by XM in connection with its bona fide financing activities, (d) disclosure by XM of the provisions relating to XM’s exclusive obligations to Distributor to other automobile manufacturers, (e) this Agreement may be made publicly available by XM to investors in accordance with the rules and regulations of the Securities and Exchange Commission; (f) disclosure in the form of a public statement or press release approved by the other Party hereto in advance of such statement or release; (g) general marketing information releases describing the nature of this Agreement in general terms; and (h) as mutually agreed upon, in writing, by the Parties in advance of such disclosure. This confidentiality provision shall survive the termination of this Agreement.

13. LOAN AND TERMS OF PAYMENT

(a) Loan Commitment.

(i) Advances. Subject to the terms of this Agreement, the Lender agrees to make advances (each, an “Advance”, collectively, the “Advances”) to XM during the Commitment Period in an aggregate principal amount not to exceed the Loan Commitment.

(ii) Purpose. XM shall use the Advances solely to finance payment obligations required under the terms of this Agreement, including Sections 4(b)(Installation Commission), 4(c)(Subscriber Incentive), and 4(d)(Revenue Share) of this Agreement (the “Credit Facility Permitted Uses”), from time to time owing by XM in cash to GM.

(b) Manner of Borrowing

(i) XM may request an Advance by delivering to Lender a completed Request for Advance in the form attached hereto as Exhibit A (a “Request for Advance”) not later than 3:00 p.m., New York City time at least one business day prior to the date such Advance is to be funded. If at the date of such Request for Advance XM shall not previously have executed the Second Lien Security Agreement and recorded financing statement(s) with the appropriate offices of the Secretary of State as may be required to effect and perfect the Future Security Interest in accordance with Section 13(g), XM shall as a condition of such Advance execute the Second Lien Security Agreement and record the financing statement(s) as may be required to effect and perfect the Future Security Interest. Such Request for Advance shall be signed by an authorized officer of XM and shall indicate the amount of the requested Advance, a description of the Credit Facility Permitted Uses for which such Advance is being requested, and the date for such Advance, which shall be the date on which the Credit Facility Permitted Uses being funded by such Advance shall become due and owing (the “Funding Date”). If XM is effecting the Future Security Interest in connection with such Request for Advance, as a condition of funding the Advance, Lender shall have received a certificate of the Chief Financial Officer, the Treasurer or any Assistant Treasurer of XM, dated the date of the Advance certifying (i) that the Second Lien Security Agreement has been entered into by XM; (ii) that the necessary financing statement(s) have been recorded in the appropriate offices; (iii) that the Future Security Interest is junior only to the security interests securing the New Credit Facility and other Permitted Indebtedness; (iv) there is no Default or Event of Default under this Agreement; and (v) that XM continues to be obligated to make payments under this Agreement. Each Request for Advance shall be irrevocable and effective only upon receipt by the Lender.

(ii) Funding. The Lender shall make each Advance on the date requested by making a notation on its books of account (or, if applicable, the books of account of OnStar) that the Credit Facility Obligations due and owing by XM on the date of the Advance have been paid in an amount equal to the amount of the Advance.

(c) Interest.

(i) Interest Accrual. Interest shall accrue at the Interest Rate on a daily basis during each Interest Period on the unpaid principal amount of all Advances and shall be payable in arrears on each Interest Payment Date.

(ii) Default Interest. In the event XM shall fail to make any payment of the principal or interest when due, after giving effect to any applicable grace period provided for in this Agreement, XM shall pay interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof (after as well as before judgment), accruing on a daily basis, at a per annum rate equal to the sum of the Interest Rate in effect at such time plus one percent (1.0%).

(d) Payments and Notes.

(i) Form of Payment. Each payment of principal or interest will be made to the Lender by certified or bank cashier’s check or wire transfer of immediately available funds, at such address or to such account as the Lender specifies in writing to XM at least five (5) Business Days before such payment is to be made.

(ii) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal and interest, due hereunder, such funds shall be applied (i) first, to pay interest due hereunder, and (ii) second, to pay principal then due hereunder.

(iii) Promissory Note. The Lender may request that the Advances be evidenced by a promissory note. In such event, XM shall prepare, execute and deliver to the Lender a promissory note payable to the Lender and in a form approved by the Lender. In the event that such a note is issued, XM will pay all sums becoming due hereunder for interest or principal, without the presentation or surrender of such note or the making of any notation thereon, except that if the such note is paid in full, following such payment, the such note shall be surrendered to XM for cancellation.

(e) Payment at Maturity. The outstanding principal amount of all Advances, together with any accrued interest thereon, shall be due and payable in full in immediately available U.S. Dollars on the earlier of: (i) the Maturity Date, or (ii) such earlier date as the Advances become due and payable pursuant to this Agreement.

(f) Prepayment.

(i) Optional Prepayment. The Advances, including all accrued interest thereon, may be prepaid in whole or in part at any time, without premium or penalty; provided that XM shall give the Lender not less than one (1) Business Day’s written notice prior to making such prepayment, specifying the amount to be prepaid and the date of prepayment. Each such notice of prepayment shall be irrevocable upon receipt by the Lender. Any Advances prepaid pursuant to this Section 13(f) shall not reduce the Loan Commitment and, within the limits of such Loan Commitment, amounts of Advances so prepaid may be reborrowed pursuant to Section 13(a) hereof.

(ii) Mandatory Prepayments.

(A) XM shall, on or before March 31st of each calendar year, prepay all or part of the amount of any outstanding Advances, including all accrued interest thereon, without premium or penalty, in an amount equal to the lesser of (x) fifty percent (50%) of Excess Cash for the fiscal year most recently then ended, and (y) the amount necessary to prepay the Credit Facility Obligations in full.

(B) In the event that XM or Holdings shall, directly or indirectly, consolidate or merge with or into another entity (whether or not XM or Holdings is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in any such case, other than in connection with a Parent Company Merger or a consolidation or merger permitted under Section 13(j)(ii) hereof or under any Agreement Guarantee, then the Advances shall be immediately prepaid in whole, including all interest thereon, without premium or penalty. For the avoidance of doubt, consolidation with or into another entity (whether or not XM or Holdings is the surviving corporation) means a corporate consolidation and not a consolidation under Generally Accepted Accounting Principles.

(C) In the event the New Credit Facility is terminated by the lender or by XM prior to the expiration thereof and not replaced with a New Credit Facility involving commitments or aggregate debt financing (as applicable) of at least $250 million with a commitment period or term (as applicable) that extends until or beyond December 31, 2009, then the Advances shall be immediately prepaid in whole, including all interest thereon, without premium or penalty.

(iii) Loan Commitment Termination.

(A) Any amounts prepaid pursuant to Section 13(f)(ii) shall permanently reduce the Loan Commitment by an equal amount and may not be reborrowed.

(B) In the event that XM or Holdings shall, directly or indirectly, consolidate or merge with or into another entity (whether or not XM or Holdings is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in any such case, other than in connection with a Parent Company Merger or a consolidation or merger permitted under Section 13(j)(ii) hereof or under any Agreement Guarantee, then the Loan Commitment shall terminate with immediate effect. For the avoidance of doubt, consolidation with or into another entity (whether or not XM or Holdings is the surviving corporation) means a corporate consolidation and not a consolidation under Generally Accepted Accounting Principles.

(iv) No Further Advances.

(A) If the New Credit Facility has not been extended for the period beginning May 5, 2009 until or beyond December 31, 2009, or has not been replaced with a New Credit Facility involving commitments or aggregate debt financing (as applicable) of at least $250 million with a commitment period or term (as applicable) that extends until or beyond December 31, 2009, then for such time following May 5, 2009 that XM does not have a New Credit Facility, XM shall not be permitted (i) to request further Advances and (ii) assuming a Second Lien Security Agreement is in place, to grant purported first priority liens (other than “Permitted Liens” as defined in the New Credit Facility from time to time and/or the grant of a first lien in favor of the lenders under the New Credit Facility in accordance with the terms of the Second Lien Security Agreement). Any Advances made to XM prior to such a period shall be permitted to remain outstanding until required to be repaid under this Section 13.

(B) If the New Credit Facility is terminated by the lender or by XM prior to the expiration thereof and is not replaced with a New Credit Facility involving commitments or aggregate debt financing (as applicable) of at least $250 million, then for such time that XM does not have a New Credit Facility, XM shall not be permitted to request further Advances.

(g) Collateral.

(i) Second Lien Security Agreement. Upon the occurrence of a Second Lien Triggering Event, Lender shall be granted, and XM and Lender agree to enter into the Second Lien Security Agreement to effect a security interest in favor of Lender to secure any and all Advances (whether made at the time of the Second Lien Triggering Event or subsequently) that is the same as but subordinated to the security interest in favor of the lenders under the New Credit Facility and that is the same as but subordinated to (in the case of first liens) or pari passu with (in the case of second liens) other Permitted Indebtedness, which subordination shall be effected by the Second Lien Intercreditor Agreement or other subordination agreement in favor of the lenders under the New Credit Facility upon terms satisfactory to the creditors under the New Credit Facility (the “Future Security Interest”). In the event that any Subsidiary of XM becomes required to become a Subsidiary Guarantor pursuant to Section 13(j) hereof, such Subsidiary shall, as promptly as practicable following such occurrence, become party to the Second Lien Security Agreement in accordance with the provisions thereof. The Lender, by its acceptance hereof, consents and agrees to the terms of the Second Lien Security Agreement and the Second Lien Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of collateral), as the same may be in effect from time to time in accordance with its terms, and authorizes and directs the lenders under the New Credit Facility, the Collateral Agent (as defined in the Second Lien Intercreditor Agreement) or other collateral agent to the extent any is named to enter into the Second Lien Security Agreement or the Second Lien Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. XM shall do or cause to be done all such acts and things as may be required by the provisions of the Second Lien Security Agreement, when entered into, to assure and confirm to the Lender and any collateral agent the security interests in the collateral contemplated hereby and thereby, as from time to time constituted, so as to render the same available for the security and benefit of this Agreement, according to the intent and purposes herein and therein expressed.

(ii) Release of Collateral. After the Second Lien Security Agreement is entered into, collateral may be released only in accordance with the terms of the Second Lien Security Agreement and the Second Lien Intercreditor Agreement.

(iii) Release of Security Interest. Upon the payment and satisfaction in full of all Credit Facility Obligations of XM under this Section 13 and termination of the Loan Commitment, the Lender shall, at the request of XM, promptly deliver a certificate to the lenders under the New Credit Facility, the Collateral Agent (as defined in the Second Lien Intercreditor Agreement) or other collateral agent to the extent any is named stating that such Credit Facility Obligations have been paid in full and such Loan Commitment has been terminated, and instruct the same to release all rights and interests of the Lender with respect to the Liens under the Second Lien Security Agreement.

(h) Conditions Precedent to Each Advance. The obligation of the Lender to make each Advance, including the initial Advance, is subject to the receipt of each of the following, in form and substance reasonably satisfactory to the Lender, and to the Lender’s reasonable determination that the following conditions precedent have been satisfied on or prior to the Funding Date with respect to such Advance:

(A) The representations and warranties made by the Borrowers in Section 9 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects at the Funding Date with the same force and effect as if they had been made on and as of said date, and shall be so certified by an Officer of the Borrowers.

(B) All covenants, agreements and conditions contained in this Section 13 shall have been performed or complied with in all material respects.

(C) XM shall have delivered to the Lender a Request for Advance satisfying the requirements set forth in Section 13(b), including without limitation that if the Second Lien Triggering Event shall have occurred, the Borrowers shall have entered into the Second Lien Security Agreement to grant the Lender the Future Security Interest.

(D) Lender shall have received certificates of the Chief Financial Officer, the Treasurer or any Assistant Treasurer of each of the Borrowers, dated the date of the Funding Date, certifying that Holdings had Pre-Marketing Operating income of not less than the amount set forth below opposite the fiscal year most recently then ended prior to the Funding Date for which Holdings shall have filed its report on Form 10-K with the SEC:

Fiscal Year	Pre-Marketing Operating Income
2008	$332,571,000

(E) No Default or Event of Default shall have occurred and be continuing on such Funding Date.

(F) If XM or Holdings has in place a New Credit Facility under which it is then eligible to borrow funds, XM or Holdings shall have borrowed at least 75% of the amount available for borrowing under the New Credit Facility.

(i) Financial Covenants: XM shall not permit its unrestricted cash and Cash Equivalents to be less than $75,000,000 at any time.

(j) Defaults and Remedies.

(i) Events of Default. An “Event of Default” with respect to this Section 13 occurs if:

(A) XM defaults in the payment when due of interest on any Advance and such default continues for a period of 30 days;

(B) XM defaults in the payment when due of principal of any Advance when the same becomes due and payable at maturity or pursuant to Section 13(e) hereof;

(C) the Borrowers fail to observe or perform any other covenant or other agreement in this Agreement for 60 days after notice to the Borrowers by the Lender;

(D) a default occurs and is continuing under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by XM or any of its Material Subsidiaries (or the payment of which is guaranteed by XM or any of its Material Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date hereof, which default results in the acceleration of such Indebtedness prior to its express maturity or is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25,000,000 or more;

(E) a final nonappealable judgment or final nonappealable judgments for the payment of money are entered by a court or courts of competent jurisdiction against XM or any of its Material Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $25,000,000 (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing);

(F) a Borrower or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) generally can not pay its debts as they become due;

(G) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(3) orders the liquidation of XM or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 consecutive days;

(H) at any time after the Second Lien Security Agreement is entered into and before the security interest is terminated thereunder in accordance with Section 13(g)(iii), a Borrower or any Material Subsidiary shall breach any material representation, warranty or agreement set forth in the Second Lien Security Agreement or shall repudiate any of its obligations under Second Lien Security Agreement or Second Lien Security Agreement shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect; or

(I) any Agreement Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except pursuant to its terms), or the Parent Guarantor or any Subsidiary Guarantor shall deny or disaffirm its obligations under its Agreement Guarantee.

(ii) Acceleration. If any Event of Default (other than an Event of Default specified in clause (F) or (G) of Section 13(j)(i) hereof with respect to XM, any Significant Subsidiary or any group of Significant Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) occurs and is continuing, the Lender may declare the Credit Facility Obligations to be due and payable immediately. Upon any such declaration, the principal amount of the Advances, together with all interest accrued thereon, shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (F) or (G) of Section 13(i)(i) hereof occurs with respect to XM, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, the outstanding principal amount of the Advances shall be due and payable immediately without further action or notice. The Lender may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree. and if all existing Events of Default (except nonpayment of principal amount, interest or premium that has become due solely because of the acceleration) have been cured or waived.

(iii) Other Remedies. If an Event of Default occurs and is continuing, the Lender may pursue any available remedy to collect the payment of the principal and interest on the Advances or to enforce the performance of any provision of this Section 13, the Agreement Guarantees, and (after it is entered into) the Second Lien Security Agreement (subject to the Second Lien Intercreditor Agreement).

A delay or omission by the Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

(iv) Waiver of Past Defaults. Lender may waive an existing Default or Event of Default and its consequences hereunder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(k) Guarantees.

(i) Execution and Delivery of Agreement Guarantees. XM has caused XM Leasing Subsidiary to execute and deliver to the Lender an Agreement Guarantee substantially in the form included in Exhibit B hereto, duly executed on behalf of XM Leasing Subsidiary by an Officer thereof. Holdings has executed and delivered to the Lender an Agreement Guarantee substantially in the form included in Exhibit C hereto, duly executed on behalf of Holdings by an Officer thereof.

(ii) Subsidiary Guarantors may Consolidate, Etc. on Certain Terms.

(A) Nothing contained in this Agreement or in any Agreement Guarantee shall prevent any consolidation or merger of a Subsidiary Guarantor with or into XM or another Subsidiary Guarantor, or shall prevent the transfer of all or substantially all of the assets of a Subsidiary Guarantor to XM or another Subsidiary Guarantor. Upon any such consolidation, merger, transfer or sale, the Agreement Guarantee of the Subsidiary Guarantor being consolidated or merged into XM or such other Subsidiary Guarantor (or the assets of which are being so transferred) shall no longer have any force or effect.

(B) Nothing contained in this Agreement shall prevent any consolidation or merger of a Subsidiary Guarantor with or into a corporation or corporations other than a Borrower or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), or successive consolidations or mergers in which a Subsidiary Guarantor or its successor or successors shall be a party or parties, or shall prevent the transfer of all or substantially all of the assets of a Subsidiary Guarantor, to a corporation other than a Borrower or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor) authorized to acquire and operate the same in the event that such consolidation, merger or transfer complies with the terms and conditions of this Agreement and all Agreement Guarantees.

(iii) Releases Following Sale of Assets. Concurrently with any sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor or all of the Capital Stock of any Subsidiary Guarantor, in each case, in compliance with the terms hereof, then such Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor) shall be released from and relieved of its obligations under its Agreement Guarantee and under this Section 13(k). Any Subsidiary Guarantor not released from its obligations under its Agreement Guarantee shall remain liable for the full amount of principal of and interest on the Advances and for the other obligations of any Subsidiary Guarantor under the Agreement Guarantee as provided in this Section 13(k).

(iv) Application of Certain Terms and Provisions to the Subsidiary Guarantors. Any notice or demand which by any provision of this Agreement is required or permitted to be given or served by the Lender to or on any Subsidiary Guarantor may be given or served as described in this Agreement as if references herein to XM were references to such Subsidiary Guarantor.

(v) Addition of Subsidiary Guarantors. Following a Second Lien Triggering Event, if at any time a Subsidiary of XM guarantees XM’s 10% Senior Secured Discount Convertible Notes due 2009, XM promptly shall cause such Subsidiary to issue an Agreement Guarantee by causing such Subsidiary to execute and deliver to the Lender an Agreement Guarantee substantially in the form of Exhibit B hereto. The Agreement Guarantee so issued shall in all respects have the same legal rank and benefit under this Agreement as the Agreement Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though such Agreement Guarantee had been issued at the date of the execution hereof.

14. SUBSTITUTION OF GM FOR ONSTAR:

(a) Ratification of Assignment and Assumption. The previous assignment and assumption by OnStar to GM of all rights and obligations of OnStar under prior versions of this Agreement or amendments thereto, and substitution of GM as the Distributor hereunder, under the Assignment Agreement is hereby ratified and confirmed. GM represents and warrants to and agrees with XM and Holdings that such assignment and assumption has had no effect on the rights and obligations of XM and Holdings under the Distribution Agreement.

(b) Second Lien Intercreditor Agreement. GM agrees to take all actions necessary to assume and perform all obligations of OnStar under the Second Lien Intercreditor Agreement.

15. MISCELLANEOUS:

(a) Audit Rights. Either party or its authorized representative shall have the right, at its expense, to inspect, audit, and copy any such books and records of the other party, at the other party’s offices, during normal business hours upon not less than five (5) days’ prior written notice, that relate to the performance of the other party’s obligations hereunder during both the current calendar year and the prior calendar year. The parties intend that audits shall be completed prior to the end of the calendar year in which notice is provided. Each party shall provide reasonable and timely support to allow completion of the audit within the planned timeframe. In the event support is withheld or is not timely, the period to complete the audit shall be extended accordingly and may carry over into the next calendar year if necessary. In the event any such audit indicates a discrepancy between amounts previously paid and the amounts rightfully due and payable at such time, the audited party shall have ten (10) days from the date of receipt of notice from the auditing party that such underpayment or overpayment has occurred to pay the discrepancy to the auditing party. If the amount of the discrepancy is greater than five percent (5%) of the amount due for the period being audited, the audited party shall reimburse the auditing party for the reasonable costs and expenses of such audit.

(b) Assignment; Binding Effect; Reorganization. This Agreement shall be binding on the respective transferees and successors of the Parties hereto, except that neither this Agreement nor a Party’s rights or obligations hereunder shall be assigned or transferred by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld); provided, however, no consent is necessary in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by any Party or assignment to an entity under common control, controlled by or in control of any Party.

(c) Regulated Entity. It is understood by the Parties that the business of XM is regulated by the FCC and that nothing set forth in this Agreement shall be construed (i) to require XM to act in a manner inconsistent with FCC Rules, or the informal interpretations thereof communicated from time to time by the FCC staff, or (ii) to prevent XM from taking positions on issues relating to its FCC license or other rules and regulations applicable to XM, or the appropriate interpretation thereof.

(d) Entire Agreement; Amendments; Waivers; Cumulative Remedies. This Agreement contains the entire understanding of the Parties hereto and supersedes and abrogates all contemporaneous and prior understandings of the Parties, whether written or oral, relating to the subject matter hereof; provided, however, that the letter agreements listed on Attachment 3 hereto (with OnStar’s rights and obligations thereunder having been assigned to and assumed by GM under the terms of the Assignment Agreement) shall survive the execution and delivery of this Agreement. This Agreement may not be modified except in a writing executed by the Parties hereto. Any waiver of any provision of this Agreement must be in writing and signed by the Party whose rights are being waived. No waiver of any breach of any provision hereof shall be or be deemed to be a waiver of any preceding or subsequent breach of the same or any other provision of this Agreement. The failure of a Party to enforce or seek enforcement of the terms of this Agreement following any breach shall not be construed as a waiver of such breach. All remedies, whether at law, in equity or pursuant to this Agreement shall be cumulative.

(e) GOVERNING LAW; CHOICE OF FORUM; JURY TRIAL WAIVER

(i) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK OR THE CORPORATE LAWS OF THE STATE OF DELAWARE, AS APPLICABLE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISIONS THEREOF OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402.

(ii) IN THE EVENT THAT A JUDICIAL PROCEEDING IS NECESSARY, THE SOLE FORUM FOR RESOLVING DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT IS THE SUPREME COURT OF THE STATE OF NEW YORK IN AND FOR THE COUNTY OF NEW YORK OR THE FEDERAL COURTS LOCATED IN SUCH STATE AND COUNTY, AND RELATED APPELLATE COURTS. THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND AGREE TO SAID VENUE.

(iii) THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(f) Disputes and Interpretation. In the event of any dispute or question of interpretation under provisions of Sections 2-12 of this Agreement, each of the parties agrees that prior to commencing any legal action in any court of competent jurisdiction, it shall first refer the matter for review and consideration by the parties’ respective operating executives, who shall initially be (i) on behalf of Distributor, the GM Executive Director, Satellite Radio Services or his or her delegate and (ii) on behalf of XM, the Executive Vice President of Sales, Marketing and Customer Service or his or her delegate. In the event that such operating executives fail to resolve the dispute or question of interpretation within 30 days’ of the matter being referred to them, then the parties shall be free to pursue judicial action in a court of competent jurisdiction.

(g) Relationship. Neither of XM or Holdings on the one hand, or GM, on the other, shall be, or hold itself out as, the agent of the other or as joint venturers under this Agreement.

(h) Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

(i) No Inference Against Author. Each of the Parties acknowledges that this Agreement was fully negotiated by the Parties and, therefore, no provision of this Agreement shall be interpreted against any Party because such Party or its legal representative drafted such provision.

(j) No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the Parties hereto and their permitted assigns, and no third party shall be a beneficiary of, or have any rights by virtue of, this Agreement.

(k) Headings. The titles and headings of the sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. Any reference in this Agreement to a “Section” or “Attachment” shall, unless the context expressly requires otherwise, be a reference to a “Section” in, or an “Attachment” to, this Agreement. The word “including” as used herein shall not be construed so as to exclude any other thing not referred to or described.

(l) Non-Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant, or agreement on the part of any individual, and any recourse, whether in common law, in equity, by statute or otherwise, against any individual is hereby forever waived and released.

(m) Effective Date; Effect. This Agreement became effective, in its original version, on July 7, 1999, in accordance with the terms and conditions contained therein (the “Effective Date”), and was amended thereafter, including an amendment and restatement as of June 3, 2002, a further amendment and restatement as of January 28, 2003 in the form of the Original OnStar Agreement and various amendments, including those in April 2006 as referred to herein. This 3rd Amended and Restated Distribution and Credit Agreement replaces each of the Original OnStar Agreement and the Original GM Credit Facility in their entirety.

(n) Further Assurances. The Parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

[signature page follows]

The Parties hereto have executed this Agreement as of the date first above written.

XM SATELLITE RADIO INC.:		GENERAL MOTORS CORPORATION:

By:	/s/ Joseph J. Euteneuer	By:	/s/ Adil Mistry
Name:	Joseph J. Euteneuer	Name:	Adil Mistry
Title:	EVP & CFO	Title:	Assistant Treasurer
Date:	February 6, 2008	Date:	February 6, 2008

XM SATELLITE RADIO HOLDINGS INC.:

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	EVP & CFO
Date:	February 6, 2008

ATTACHMENT 1

GM Affiliates with US distribution as of 01/2008

1.	Isuzu

2.	Suzuki

3.	GM Daewoo Auto and Technology Company (GMDAT)

Exhibit A

Form of Request for Advance

[Date]

General Motors Corporation, as Lender

100 Renaissance Center

Detroit, MI 48265-1000

Fax: 313-665-4978

Attention: General Counsel

Ladies and Gentlemen:

The undersigned, [Name of Borrower or Borrowers] (the “Borrower(s)”), refers to the Third Amended and Restated Distribution and Credit Agreement, dated as of                         , 2008 (as amended from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc. and General Motors Corporation, hereby gives you, Lender, irrevocable notice, pursuant to Section 13(b) of the Agreement, that the undersigned hereby requests an Advance under the Agreement, and in that connection sets forth below the information relating to such Advance as required by Section 13(b) of the Agreement:

1.	The Business Day of the proposed Borrowing is , (the “Funding Date”) [1]

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The proposed Borrowing is being requested for [ ]. [2]

The undersigned hereby certifies that (A) each of the conditions set forth in Section 13(h) of the Agreement have been satisfied as of the Funding Date and (B) no Default or Event of Default has occurred and is continuing.

Very truly yours,

[NAME OF BORROWER(S)]

By
Title:

[Must be signed by an authorized officer.]

[1]	This date shall be the date on which the Credit Facility Obligation being funded by such Advance becomes due and owing in respect of any Credit Facility Obligation.
[2]	Describe the agreement and payment obligations for which the Advance is being requested.

Exhibit B

Form of Agreement Guarantee for Subsidiary Guarantor

This Agreement Guarantee is delivered by the undersigned (the “Subsidiary Guarantor”) pursuant to the Third Amended and Restated Distribution and Credit Agreement dated as of                         , 2008 among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc. and General Motors Corporation (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

For value received, the Subsidiary Guarantor hereby fully and unconditionally guarantees to the Lender that: (a) the principal amount of, and premium and interest on, the Advances will be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on overdue principal and premium amount and (to the extent permitted by law) interest on any interest, if any, on the Advances and all other obligations of XM to the Lender under the Agreement (including fees, expenses or other) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of the Advances or any of such other obligations the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration or otherwise.

The Subsidiary Guarantor, and by its acceptance hereof, the Lender, hereby confirms that it is the intention of such parties that the guarantee by such Subsidiary Guarantor pursuant to this Agreement Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Lender and the Subsidiary Guarantor hereby irrevocably agree that the obligations of the Subsidiary Guarantor under this Agreement Guarantee shall be limited to the minimum extent necessary to ensure that, after giving effect to all other contingent and fixed liabilities of the Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Agreement Guarantee, the obligations of the Subsidiary Guarantor under this Agreement Guarantee do not constitute a fraudulent transfer or conveyance under applicable law.

Failing payment when due of any amount so guaranteed or failing performance of any other obligation of XM to the Lender, for whatever reason, the Subsidiary Guarantor will be obligated to pay or to perform or to cause the performance of, the same immediately without the necessity of any action by the Lender. An Event of Default under Section 13(i) of the Agreement shall constitute an event of default under this Agreement Guarantee, and shall entitle the Lender to accelerate the obligations of the Subsidiary Guarantor hereunder in the same manner and to the same extent as the obligations of XM.

The Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement, the absence of any action to enforce the same, any waiver or consent by the Lender with respect to any thereof, the entry of any judgment against XM, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Subsidiary Guarantor.

The Subsidiary Guarantor hereby waives and relinquishes: (a) any right to require the Lender to proceed against XM, the Parent Guarantor any other Subsidiary Guarantor or any other Person or to proceed against or exhaust any security held by or on behalf of the Lender at any time or to pursue any other remedy in any secured party’s power before proceeding against the Subsidiary Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of the Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind, including but not limited to notice of the existence, creation or incurring of any new or additional Indebtedness or obligation or of any action or non-action on the part of the Subsidiary Guarantor, XM, the Lender, any creditor of the Subsidiary Guarantor or on the part of any other Person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by the Lender, including but not limited to an election to proceed against the Subsidiary Guarantor for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of the Lender’s election, in any proceeding instituted under the United States Bankruptcy Code (the “Bankruptcy Code”), of the application of Section 1111 (b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

The Subsidiary Guarantor hereby covenants that this Agreement Guarantee will not be discharged except by payment in full of all principal and interest on the Advances and all other costs provided for under the Agreement, or as provided in Section 13(j)(iii) of the Agreement.

If the Lender is required by any court or otherwise to return to either XM or the Subsidiary Guarantor, or any custodian, trustee, or similar official acting in relation to XM or the Subsidiary Guarantor, any amount paid by XM or the Subsidiary Guarantor to the Lender, this Agreement Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Lender in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

The Subsidiary Guarantor agrees that, as between it, on the one hand, and the Lender, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 13(i) of the Agreement for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 13(i) of the Agreement, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of this Agreement Guarantee.

The Subsidiary Guarantor hereby acknowledges that it shall not consolidate or merge with or into a corporation or any other entity other than XM or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), or transfer all or substantially all of its assets to a corporation or any other entity other than XM or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), unless this Agreement Guarantee shall be expressly assumed (in the event that the Subsidiary Guarantor is not the surviving corporation in the merger) or a new Agreement Guarantee shall be signed by such successor corporation or other entity and delivered to the Lender. Any Agreement Guarantee so issued shall in all respects have the same legal rank and benefit under the Agreement as any Agreement Guarantee theretofore and thereafter issued in accordance with the terms of the Agreement as though all of such Agreement Guarantees had been issued at the date of the execution thereof.

This Agreement Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned Subsidiary Guarantor has caused this Agreement Guarantee to be duly executed as of                         , 200  .

[Name of Subsidiary Guarantor]

By:
Name:
Title:

Exhibit C

Form of Agreement Guarantee to be signed by Holdings

This Agreement Guarantee is delivered by XM Satellite Radio Holdings Inc. (“Holdings”) pursuant to the Third Amended and Restated Distribution and Credit Agreement dated as of                         , 2008 among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc. and General Motors Corporation (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

For value received, Holdings hereby fully and unconditionally guarantees to the Lender that: (a) the principal amount of, and premium and interest on, the Advances will be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on overdue principal and premium amount and (to the extent permitted by law) interest on any interest, if any, on the Advances and all other obligations of XM to the Lender under the Agreement (including fees, expenses or other) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of the Advances or any of such other obligations the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration or otherwise.

Holdings, and by its acceptance hereof, the Lender, hereby confirms that it is the intention of such parties that the guarantee by Holdings pursuant to this Agreement Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Lender and Holdings hereby irrevocably agree that the obligations of Holdings under this Agreement Guarantee shall be limited to the minimum extent necessary to ensure that, after giving effect to all other contingent and fixed liabilities of Holdings, the obligations of Holdings under this Agreement Guarantee do not constitute a fraudulent transfer or conveyance under applicable law.

Failing payment when due of any amount so guaranteed or failing performance of any other obligation of XM to the Lender, for whatever reason, Holdings will be obligated to pay or to perform or to cause the performance of, the same immediately without the necessity of any action by the Lender. An Event of Default under Section 13(i) of the Agreement shall constitute an event of default under this Agreement Guarantee, and shall entitle the Lender to accelerate the obligations of Holdings hereunder in the same manner and to the same extent as the obligations of XM.

Holdings hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement, the absence of any action to enforce the same, any waiver or consent by the Lender with respect to any thereof, the entry of any judgment against XM, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Holdings.

Holdings hereby waives and relinquishes: (a) any right to require the Lender to proceed against XM, any Subsidiary Guarantor or any other Person or to proceed against or exhaust any security held by or on behalf of the Lender at any time or to pursue any other remedy in any secured party’s power before proceeding against Holdings; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of the Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind, including but not limited to notice of the existence, creation or incurring of any new or additional Indebtedness or obligation or of any action or non-action on the part of Holdings, XM, the Lender, any creditor of Holdings or on the part of any other Person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by the Lender, including but not limited to an election to proceed against Holdings for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of the Lender’s election, in any proceeding instituted under the United States Bankruptcy Code (the “Bankruptcy Code”), of the application of Section 1111 (b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

Holdings hereby covenants that this Agreement Guarantee will not be discharged except by payment in full of all principal and interest on the Advances and all other costs provided for under the Agreement, or as provided in Section 13(j)(iii) of the Agreement.

If the Lender is required by any court or otherwise to return to either XM or Holdings, or any custodian, trustee, or similar official acting in relation to XM or Holdings, any amount paid by XM or Holdings to the Lender, this Agreement Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Holdings agrees that it will not be entitled to any right of subrogation in relation to the Lender in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

Holdings agrees that, as between it, on the one hand, and the Lender, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 13(i) of the Agreement for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 13(i) of the Agreement, such obligations (whether or not due and payable) shall forthwith become due and payable by Holdings for the purpose of this Agreement Guarantee.

Holdings hereby acknowledges that it shall not consolidate or merge with or into a corporation or any other entity other than XM, or transfer all or substantially all of its assets to a corporation or any other entity other than XM, unless this Agreement Guarantee shall be expressly assumed (in the event that Holdings is not the surviving corporation in the merger) or a new Agreement Guarantee shall be signed by such successor corporation or other entity and delivered to the Lender. Any Agreement Guarantee so issued shall in all respects have the same legal rank and benefit under the Agreement as any Agreement Guarantee theretofore and thereafter issued in accordance with the terms of the Agreement as though all of such Agreement Guarantees had been issued at the date of the execution thereof.

This Agreement Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Agreement Guarantee to be duly executed as of                         , 200  .

XM SATELLITE RADIO HOLDINGS INC.

By:
Name:
Title: